UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 22, 2006

LIBERTY MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51990	84-1288730
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

12300 Liberty Boulevard
Englewood, Colorado 80112
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On December 22, 2006, Liberty Media Corporation (the “Company”) entered into a Share Exchange Agreement (the “Agreement”) with News Corporation (“News”), pursuant to which News will transfer to the Company all the outstanding shares of stock of a wholly owned subsidiary of News which, at the time of closing of the proposed transaction would own (i) 470,420,752 shares of common stock, par value $0.01 per share, of The DirecTV Group, Inc. (the “DTV Shares”), which DTV Shares will represent approximately 38% of the outstanding shares of capital stock of The DirecTV Group, Inc.; (ii) all the issued and outstanding equity interests of each of Fox Sports Net Rocky Mountain, LLC, Fox Sports Net Pittsburgh, LLC, and Fox Sports Net Northwest, LLC, which conduct a business consisting of regional sports programming cable networks (the “RSN Business”); and (iii) approximately $550,000,000 in cash, in exchange for which the Company will transfer to News 324,637,067 shares of Class A Common Stock, par value $0.01 per share, of News, and 188,000,000 shares of Class B Common Stock, par value $0.01 per share, of News, (the “Transaction”).

Consummation of the Transaction is subject to various conditions, including (i) approval of the Transaction by News’ shareholders, (ii) expiration or termination of the applicable Hart-Scott-Rodino waiting period and (iii) consent of the Federal Communications Commission.

A copy of the press release announcing the transaction is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

Additional Exhibits

99.1         Press release of Liberty Media Corporation, dated December 22, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2006

LIBERTY MEDIA CORPORATION

By:	/s/ Mark E. Burton
Name:	Mark E. Burton
Title:	Vice President

EXHIBIT INDEX

Exhibit No.	Document
99.1	Press release of Liberty Media Corporation, dated December 22, 2006.